Exhibit 99.1 PRESS RELEASE

STERLING GROUP VENTURES: CORPORATE UPDATE

VANCOUVER, BRITISH COLUMBIA, September 25, 2014

Sterling Group Ventures, Inc. (OTCQB: SGGV)(the "Company") is pleased to provide following corporate update:

Due to the sharp down turn in phosphate prices, the Company's subsidiary in China, Chenxi County Hongyu Mining Co. Ltd ("Hongyu"), ceased operations at the Company's principal phosphate property in Chenxi County, China and has kept the property in care and maintenance mode since August 2013. The Company's capital contributions to the project were held to a minimum by its contracting the mining and washing functions to Yichang Baolin Mining Engineering Co. Ltd. In the interim, the Company is in the process of renewal of the mining permit for future operations on the property.

The Company has continued the services of several key employees in China to review other mining properties and opportunities. In pursuit of one such opportunity, the Company's subsidiary (Hongyu) has obtained a registration code from Customs of People's Republic of China for the import and export business which may afford the Company the opportunity to act as an agent or distributor for the importation and exportation of fertilizer products. In the past, the Company has received unsolicited inquiries from many countries including India, Bangladesh, Spain and others. The Company, as a matter of course, continually reviews other opportunities for potential acquisition or joint venture.

About Sterling Group Ventures Inc.

Sterling Group Ventures, Inc. (OTCQB: SGGV) is a natural resource company engaged in acquisition, exploration and development of mineral properties. At present, the Company acquired the Gaoping phosphate Property in Hunan province, China and is developing the Gaoping phosphate property for the exploration and production of phosphate fertilizer. It continues to seek out other projects to add value to the Company. Additional information on the Company and its projects is available on the Company's website at www.sterlinggroupventures.com.

STERLING GROUP VENTURES, INC.

/s/Christopher Tsakok, CEO

For further information, please contact:
Chris Tsakok, CEO, Richard Shao, PhD, President or Robert Smiley, JD, Director
Phone: (604) 684-1001 Fax: (604) 684-1001
Email: info@sterlinggroupventures.com

Any forward-looking statement in this press release is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, economic and political factors, product prices and changes in international and local markets, as well as the inherent risks of the mining related business. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Cautionary Note to U. S. Investors Concerning Estimates of Measure, Indicated, and Inferred Resources and Reserves. Statements regarding resources and reserves have been based on audits conducted under Chinese methods of calculation which the SEC guidelines strictly prohibit in its filings.